                                                                    EXHIBIT 23-A





                                    CONSENT




                 As independent petroleum and natural gas consultants, we hereby consent to the filing of this Letter Report in its entirety as an Exhibit to the 1993 Annual Report of The Columbia Gas System, Inc., to the Securities and Exchange Commission on Form 10-K, and any Registration Statement of The Columbia Gas System, Inc., relating to the issue of securities to the public during 1995; to the quotation or summarization of portions of this Letter Report, subject to our approval of the related page(s) of the document(s), in the 10-K, the Prospectus included in said Registration Statement(s) or the 1994 Annual Report to Stockholders; and, subject to approval of the related page(s) of the document(s), to the use of our name and the reliance upon our authority as experts in said Annual Report to Stockholders, Form 10-K and Prospectus(es) and in Part II of said Registration Statement(s). We have no interest of a substantial or material nature in The Columbia Gas System, Inc., or in any affiliate, nor are we to receive any such interest as payment for the preparation of this Letter Report; we have not been employed for such preparation on a contingent fee basis; and we are not connected with The Columbia Gas System, Inc., or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee, or affiliate.





                              RYDER SCOTT COMPANY
                              PETROLEUM ENGINEERS



Houston, Texas
February 3, 1995

                                                            January 24, 1995



The Columbia Gas System, Inc.
20 Montchanin Road
Wilmington, Delaware  19807

         Attention:  Mr. Jeffrey Grossman, Assistant Controller

Arthur Andersen & Company
1345 Avenue of the Americas
New York, New York  10105

         Attention:  Mr. J. M. Sepanski

Gentlemen:

                 The estimated reserve volumes and future income amounts presented in this report are related to hydrocarbon prices. December 1994 hydrocarbon prices were used in the preparation of this report as required by Securities and Exchange Commission (SEC) and Financial Accounting Standards Bulletin No. 69 (FASB 69) guidelines; however, actual future prices may vary significantly from December 1994 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report.

                 Our estimates of the net proved reserves attributable to the interests of The Columbia Gas System, Inc. (referred to herein as the Company) as of December 31, 1994 are presented below. Table 1 is a tabulation of the oil, gas, and natural gas liquid reserves by subsidiary. The Company's reserves are located in the United States and the Federal Offshore waters.

                                                                       Proved Net Reserves

                                                                     As of December 31, 1994

                                                            ------------------------------------------
                                                             Liquid, Barrels             Gas, MMCF
                                                            -----------------        -----------------
                 Developed and Undeveloped                      12,254,925                683,768
                 Developed                                      11,504,250                543,346

                 The "Liquid" reserves shown above are comprised of crude oil, condensate, and natural gas liquids. Natural gas liquids comprise 13.3 percent of the Company's developed liquid reserves and 12.5 percent of the Company's developed and undeveloped liquid reserves. All hydrocarbon liquid reserves are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in MMCF at the pressure and temperature bases of the area where the gas reserves are located.

                 In accordance with the requirements of FASB 69, our estimates of the Company's net proved reserves as of December 31, 1991, 1992, 1993, and 1994, as contained in this report and our previous reports, are presented in attached Table No. 2 together with a tabulation of the components of the differences in the estimates as of such dates.

                 The proved reserves presented in this report comply with the SEC's Regulation S-X Part 210.4-10 Sec. (a) as clarified by subsequent Commission Staff Accounting Bulletins, and are based on the following definitions and criteria:

The Columbia Gas System, Inc.
Arthur Andersen & Company
January 24, 1995
Page 2





                 Proved reserves of crude oil, condensate, natural gas, and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions.
      Reservoirs are considered proved if economic producibility is supported by actual production or formation tests. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available. Proved natural gas reserves are comprised of non-associated, associated, and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of natural gas liquids, for lease and plant fuel, and the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale. Reserves that can be produced economically through the application of improved recovery techniques are included in the proved classification when these qualifications are met:
      (1) successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids. Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground storage. Depending on the status of development, these proved reserves are further subdivided into:

             (i) "developed reserves" which are those proved reserves reasonably expected to be recovered through existing wells with existing equipment and operating methods, including (a) "developed producing reserves" which are those proved developed reserves reasonably expected to be produced from existing completion intervals now open for production in existing wells, and (b) "developed non-producing reserves" which are those proved developed reserves which exist behind the casing of existing wells which are reasonably expected to be produced through these wells in the predictable future where the cost of making such hydrocarbons available for production should be relatively small compared to the cost of a new well; and

             (ii) "undeveloped reserves" which are those proved reserves reasonably expected to be recovered from new wells on undrilled acreage, from existing wells where a relatively large expenditure is required, and from acreage for which an application of fluid injection or other improved recovery technique is contemplated where the technique has been proved effective by actual tests in the area in the same reservoir. Reserves from undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are included only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation.

                 Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled and reserves assigned to the undeveloped portions of secondary or tertiary projects which we have been assured will definitely be developed.

                 The Company has interests in certain tracts which have substantial additional hydrocarbon quantities which cannot be classified as proved and consequently are not included herein. The Company has active exploratory and development drilling programs which may result in the reclassification of significant additional volumes to the proved category.

The Columbia Gas System, Inc.
Arthur Andersen & Company
January 24, 1995
Page 3




                 In accordance with the requirements of FASB 69, our estimates of future cash inflows, future costs, and future net cash inflows before income tax as of December 31, 1994 from this report and as of December 31, 1993 from our previous report are presented below.

                                                                                    As of December 31
                                                                                         ($000)

                                                                        ----------------------------------------
                                                                              1994                    1993
                                                                        ----------------        ----------------
                                   Future Cash Inflows                     $ 1,667,288             $ 2,206,438

                                   Future Costs
                                       Production                          $   492,036             $   508,017
                                       Development                             167,946                 172,002
                                                                           -----------            ------------
                                           Total Costs                     $   659,982             $   680,019

                                   Future Net Cash Inflows
                                       Before Income Tax                   $ 1,007,306             $ 1,526,419

                                   Present Value at 10%
                                       Before Income Tax                   $   549,046             $   778,386

                 The future cash inflows are gross revenues before any deductions. The production costs were based on current data and include production taxes, ad valorem taxes, and certain other items such as transportation costs in addition to the operating costs directly applicable to the individual leases or wells. The development costs were based on current data and include certain dismantlement and abandonment costs net of salvage. Table 3 presents a tabulation showing future cash inflow data by subsidiary.

                 The Company furnished us with gas prices in effect at December 31, 1994 and with its forecasts of future gas prices which take into account SEC guidelines, current market prices, contract prices, and fixed and determinable price escalations where applicable. In accordance with SEC guidelines, the future gas prices used in this report make no allowances for future gas price increases which may occur as a result of inflation nor do they account for seasonal variations in gas prices which may cause future yearly average gas prices to be somewhat lower than December gas prices.

The Columbia Gas System, Inc.
Arthur Andersen & Company
January 24, 1995
Page 4





For gas sold under contract, the contract gas price including fixed and determinable escalations exclusive of inflation adjustments, was used until the contract expires and then was adjusted to the current market price for the area and held at this adjusted price to depletion of the reserves.

                 The Company furnished us with liquid prices in effect at December 31, 1994 and these prices were held constant to depletion of the properties. In accordance with SEC guidelines, changes in liquid prices subsequent to December 31, 1994 were not considered in this report.

                 Operating costs for the leases and wells in this report are based on the operating expense reports of the Company and include only those costs directly applicable to the leases or wells. When applicable, the operating costs include a portion of general and administrative costs allocated directly to the leases and wells under terms of operating agreements. Development costs were furnished to us by the Company and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The current operating and development costs were held constant throughout the life of the properties. The estimated net cost of abandonment after salvage was considered for the Appalachia properties and offshore properties where abandonment costs net of salvage are significant.
The estimates of net abandonment costs furnished by the Company were accepted without independent verification. Abandonment costs for certain other onshore properties were not considered because of their relative insignificance.

                 No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments. No attempt has been made to quantify or otherwise account for any accumulated gas production imbalances that may exist.

                 In our examination, we made a detailed investigation of reserves and future production and income for those properties of the Company which comprise 93.0 percent of the total future net income discounted at 10 percent. Due to the limitations of time and to their relative insignificance, we accepted without examination and included herein the Company's estimates of reserves and future production and income for those properties which comprise the remaining 7.0 percent of total future net income discounted at 10 percent. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential inability to restore and clean up damages, if any, caused by past operating practices. The Company informed us that it has furnished us all of the accounts, records, geological and engineering data and reports and other data required for our investigation The ownership interests, prices and other factual data were accepted as represented. Moreover, to facilitate timely issuance of this report, production data used in this report includes estimated production for the last few months of 1994.

                 The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

                 In general, we estimate that future gas production rates will continue to be the same as the average rate for the latest available 12 months of actual production until such time that the well or wells are incapable of producing at this rate. The well or wells were then projected to decline at their decreasing delivery capacity rate. Our general policy on estimates of future gas production rates is adjusted when necessary to reflect actual gas market conditions in specific cases. The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

                 While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this

The Columbia Gas System, Inc.
Arthur Andersen & Company
January 24, 1995
Page 5




evaluation.

                 Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future cash inflows for the subject properties.

                                                  Very truly yours,

                                                  RYDER SCOTT COMPANY
                                                  PETROLEUM ENGINEERS


                                                  /s/ Harry J. Gaston, Jr.
                                                  ----------------------------
                                                  Harry J. Gaston, Jr., P.E.
                                                  President
HJG/sw

                                    TABLE 1

                         THE COLUMBIA GAS SYSTEM, INC.
             Summary of Estimated Net Reserves in the United States





                                                                  As of December 31, 1994

                                                  --------------------------------------------------------
                                                     Developed          Undeveloped             Total
                                                  ---------------     ---------------      ---------------
SALES GAS - MMCF
- ----------------
  Columbia Natural Resources Inc.                        417,323              128,639              545,962
  Columbia Gas Development Corp.                         126,023               11,783              137,806
                                                      ----------            ---------        -------------

     Total Gas                                           543,346              140,422              683,768

OIL/CONDENSATE - BARRELS
- ------------------------
  Columbia Natural Resources Inc.                      1,504,085                    0            1,504,085
  Columbia Gas Development Corp.                       8,473,471              743,503            9,216,974
                                                       ---------              -------         ------------

     Total Oil/Condensate                              9,977,556              743,503           10,721,059

NATURAL GAS LIQUIDS
- -------------------
  Columbia Natural Resources Inc.                              0                    0                    0
  Columbia Gas Development Corp.                       1,526,694                7,172            1,533,866
                                                       ---------            ---------          -----------

      Total Natural Gas Liquids                        1,526,694                7,172            1,533,866





General: Volumes shown are net interest (i.e., working interest less royalty interests).

                                                                       Page 1 of


                                    TABLE 2

                           COLUMBIA GAS SYSTEM, INC.
                            PROVED NET RESERVES DATA
                            AS OF DECEMBER 31, 1994





                                                                    COLUMBIA NATURAL RESOURCES INC.(2)(3)
                                                       -------------------------------------------------------------
                                                           1994            1993            1992             1991
                                                       ------------    ------------    ------------     ------------
Net Proved Liquid Reserves - Barrels(1)
- ------------------------------------
Developed and Undeveloped
- -------------------------
   Beginning of Year                                     1,605,177       1,961,800        1,921,868       1,796,599
      Revisions                                           -108,420        -248,472          209,114         201,318
      Extensions and Discoveries                           291,238         106,681           48,253         119,899
                 Improved Recovery                               0               0                0               0
                 Production                               -283,910        -214,832         -217,435        -195,948
                 Purchases of Reserves In-Place                  0               0                0               0
                 Sales of Reserves In-Place                      0               0                0               0
                 End of Year                             1,504,085       1,605,177        1,961,800       1,921,868

                 Developed
                 ---------
                 Beginning of Year                       1,578,927       1,953,695        1,913,763       1,643,239
                 End of Year                             1,504,085       1,578,927        1,953,695       1,913,763

Net Proved Gas Reserves - MMCF
- ------------------------------
                 Developed and Undeveloped
                 -------------------------
                 Beginning of Year                         560,965         604,488          626,449         612,634
                 Revisions                                 -35,982         -40,962          -15,591          15,106
                 Extensions and Discoveries                 54,410          35,722           30,295          42,035
                 Improved Recovery                               0               0                0               0
                 Production                                -32,959         -35,021          -35,150         -32,089
                 Purchases of Reserves In-Place                  0               0                0               0
                 Sales of Reserves In-Place                   -472          -3,262           -1,515         -11,237
                 End of Year                               545,962         560,965          604,488         626,449

                 Developed
                 ---------
                 Beginning of Year                         462,007         513,078          540,712         536,101
                 End of Year                               417,323         462,007          513,078         540,712



                                                                        INLAND GAS COMPANY (2)
                                                          -----------------------------------------------------
                                                             1994          1993          1992           1991
                                                          ----------    ----------     ----------    ----------
Net Proved Liquid Reserves - Barrels(1)
- ------------------------------------
Developed and Undeveloped
- -------------------------
   Beginning of Year                                           0             0             0                0
      Revisions                                                0             0         1,913            2,140
      Extensions and Discoveries                               0             0             0                0
                 Improved Recovery                                           0             0                0
                 Production                                    0             0        -1,913           -2,140
                 Purchases of Reserves In-Place                0             0             0                0
                 Sales of Reserves In-Place                    0             0             0                0
                 End of Year                                   0             0             0                0

                 Developed
                 ---------
                 Beginning of Year                             0             0             0                0
                 End of Year                                   0             0             0                0

Net Proved Gas Reserves - MMCF
- ------------------------------
                 Developed and Undeveloped
                 -------------------------
                 Beginning of Year                             0        24,981        26,254           26,344
                 Revisions                                     0       -24,981           195            1,693
                 Extensions and Discoveries                    0             0             0                0
                 Improved Recovery                             0             0             0                0
                 Production                                    0             0        -1,356           -1,783
                 Purchases of Reserves In-Place                0             0             0                0
                 Sales of Reserves In-Place                    0             0          -112                0
                 End of Year                                   0             0        24,981           26,254

                 Developed
                 ---------
                 Beginning of Year                             0        24,305        25,517           25,608
                 End of Year                                   0             0        24,305           25,517

                                                                       Page 2 of


                                    TABLE 2

                           COLUMBIA GAS SYSTEM, INC.
                            PROVED NET RESERVES DATA
                            AS OF DECEMBER 31, 1994





                                                                                APPALACHIAN AREA
                                                            ----------------------------------------------------------
                                                               1994            1993           1992             1991
                                                            ----------      ----------     ----------       ----------
Net Proved Liquid Reserves - Barrels(1)
- ------------------------------------
Developed and Undeveloped
- -------------------------
    Beginning of Year                                        1,605,177       1,961,800        1,921,868      1,796,599
      Revisions                                               -108,420        -248,472          211,027        203,458
      Extensions and Discoveries                               291,238         106,681           48,253        119,899
                 Improved Recovery                                   0               0                0              0
                 Production                                   -283,910        -214,832         -219,348       -198,088
                 Purchases of Reserves In-Place                      0               0                0              0
                 Sales of Reserves In-Place                          0               0                0              0
                 End of Year                                 1,504,085       1,605,177        1,961,800      1,921,868

                 Developed
                 ---------
                 Beginning of Year                           1,578,927       1,953,695        1,913,763      1,643,239
                 End of Year                                 1,504,085       1,578,927        1,953,695      1,913,763

Net Proved Gas Reserves - MMCF
- ------------------------------
                 Developed and Undeveloped
                 -------------------------
                 Beginning of Year                             560,965         629,469          652,703        638,978
                 Revisions                                     -35,982         -65,943          -15,396         16,799
                 Extensions and Discoveries                     54,410          35,722           30,295         42,035
                 Improved Recovery                                   0               0                0              0
                 Production                                    -32,959         -35,021          -36,506        -33,872
                 Purchases of Reserves In-Place                      0               0                0              0
                 Sales of Reserves In-Place                       -472          -3,262           -1,627        -11,237
                 End of Year                                   545,962         560,965          629,469        652,703

                 Developed
                 ---------
                 Beginning of Year                             462,007         537,383          566,229        561,709
                 End of Year                                   417,323         462,007          537,383        566,229


                                                                        COLUMBIA GAS DEVELOPMENT CORPORATION (4)
                                                            ----------------------------------------------------------------
                                                                1994              1993             1992             1991
                                                            -----------       -----------      -----------       -----------
Net Proved Liquid Reserves - Barrels(1)
- ------------------------------------
Developed and Undeveloped
- -------------------------
    Beginning of Year                                        11,187,195        12,688,494       13,646,268        12,944,718
      Revisions                                               1,755,212          -340,701       -1,157,063        -1,057,271
      Extensions and Discoveries                              1,094,997         2,227,717        3,040,860         4,394,136
                 Improved Recovery                                    0                 0                0                 0
                 Production                                  -3,324,154        -3,388,315       -2,841,571        -2,635,315
                 Purchases of Reserves In-Place                  37,590                 0                0                 0
                 Sales of Reserves In-Place                           0                 0                0                 0
                 End of Year                                 10,750,840        11,187,195       12,688,494        13,646,268

                 Developed
                 ---------
                 Beginning of Year                            9,213,848        11,189,415       11,423,798         9,567,172
                 End of Year                                 10,000,165         9,213,848       11,189,415        11,423,798

Net Proved Gas Reserves - MMCF
- ------------------------------
                 Developed and Undeveloped
                 -------------------------
                 Beginning of Year                              136,081           150,021          155,445           173,519
                 Revisions                                        4,495             5,839            6,267            -2,572
                 Extensions and Discoveries                      27,254            16,733           20,956            20,689
                 Improved Recovery                                    0                 0                0                 0
                 Production                                     -33,622           -36,512          -32,647           -36,191
                 Purchases of Reserves In-Place                   3,598                 0                0                 0
                 Sales of Reserves In-Place                           0                 0                0                 0
                 End of Year                                    137,806           136,081          150,021           155,445

                 Developed
                 ---------
                 Beginning of Year                              111,713           126,983          131,495           168,360
                 End of Year                                    126,023           111,713          126,983           131,495

                                    TABLE 2

                           COLUMBIA GAS SYSTEM, INC.
                            PROVED NET RESERVES DATA
                            AS OF DECEMBER 31, 1994




                                                                               THE COLUMBIA GAS SYSTEM, INC. (2)(4)
                                                                  ------------------------------------------------------------
                                                                     1994             1993             1992            1991
                                                                  ----------       ----------       ----------      ----------
Net Proved Liquid Reserves - Barrels(1)
- ------------------------------------
Developed and Undeveloped
- -------------------------
Beginning of Year                                                 12,792,372       14,650,294       15,568,136      14,741,317
      Revisions                                                    1,646,792         -589,173         -946,036        -853,813
      Extensions and Discoveries                                   1,386,235        2,334,398        3,089,113       4,514,035
                 Improved Recovery                                         0                0                0               0
                 Production                                       -3,608,064       -3,603,147       -3,060,919      -2,833,403
                 Purchases of Reserves In-Place                       37,590                0                0               0
                 Sales of Reserves In-Place                                0                0                0               0
                 End of Year                                      12,254,925       12,792,372       14,650,294      15,568,136

                 Developed
                 ---------
                 Beginning of Year                                10,792,775       13,143,110       13,337,561      11,210,411
                 End of Year                                      11,504,250       10,792,775       13,143,110      13,337,561

Net Proved Gas Reserves - MMCF
- ------------------------------
                 Developed and Undeveloped
                 -------------------------
                 Beginning of Year                                   697,046          779,490          808,148         812,497
                 Revisions                                           -31,487          -60,104           -9,129          14,227
                 Extensions and Discoveries                           81,664           52,455           51,251          62,724
                 Improved Recovery                                         0                0                0               0
                 Production                                          -66,581          -71,533          -69,153         -70,063
                 Purchases of Reserves In-Place                        3,598                0                0               0
                 Sales of Reserves In-Place                             -472           -3,262           -1,627         -11,237
                 End of Year                                         683,768          697,046          779,490         808,148

                 Developed
                 ---------
                 Beginning of Year                                   573,720          664,366          697,724         730,069
                 End of Year                                         543,346          573,720          664,366         697,724


(1) Liquid reserves shown above are comprised of crude oil, condensate and natural gas liquids.
(2) Inland Gas Company reserves combined with Columbia Natural Resources in 1993.
(3) Columbia Gas Transmission Company reserves combined with Columbia Natural Resources in 1990.
(4)  Includes some Company supplied estimates.  See discussion.

                                    TABLE 3

                           COLUMBIA GAS SYSTEM, INC.

            PRESENT VALUE OF FUTURE NET REVENUE FROM PROVED RESERVES
                          FROM UNITED STATES RESERVES
                            AS OF DECEMBER 31, 1994
                                     ($000)





                                        COLUMBIA NATURAL RESOURCES INC. (a)

                                     -------------------------------------------
                                     Developed        Undeveloped        Total
                                     ---------        -----------     ----------
Revenues from Production              984,120           290,635        1,274,755

Costs of Development (b)               16,172           108,323          124,495

Costs of Production                   338,260            42,613          380,873

Future Net Revenue                    629,688           139,699          769,387

Present Value Discounted @ 10%        326,491            26,486          352,977

Present Value Attributable to:
  (1)  Reserves added Prior to  1994                                     329,605
  (2)  Proved Reserves Added During 1994                                  23,372
  (3)  Application of Improved Recovery Techniques During 1994                 0
  (4)  Purchases of Reserves In-Place During 1994                              0


                                                      COLUMBIA GAS
                                               DEVELOPMENT CORPORATION (c)

                                         ----------------------------------------
                                         Developed       Undeveloped      Total
                                         ---------       -----------   ----------
Revenues from Production                  359,191           33,342       392,533

Costs of Development (b)                   34,922            8,529        43,451

Costs of Production                       108,204            2,959       111,163

Future Net Revenue                        216,065           21,854       237,919

Present Value Discounted @ 10%            180,438           15,631       196,069


Present Value Attributable to:
  (1)  Reserves added Prior to  1994                                     150,184
  (2)  Proved Reserves Added During 1994                                  44,882
  (3)  Application of Improved Recovery Techniques During 1994                 0
  (4)  Purchases of Reserves In-Place During 1994                          1,003


                                              THE COLUMBIA GAS SYSTEM, INC. (c)

                                        ---------------------------------------------
                                        Developed        Undeveloped          Total
                                        ---------        -----------       ----------
Revenues from Production                1,343,311          323,977          1,667,288

Costs of Development (b)                   51,094          116,852            167,946

Costs of Production                       446,464           45,572            492,036

Future Net Revenue                        845,753          161,553          1,007,306

Present Value Discounted @ 10%            506,929           42,117            549,046


Present Value Attributable to:
  (1)  Reserves added Prior to  1994                                          479,789
  (2)  Proved Reserves Added During 1994                                       68,254
  (3)  Application of Improved Recovery Techniques During 1994                      0
  (4)  Purchases of Reserves In-Place During 1994                               1,003



(a) Reflects merging of reserves from Columbia Gas Transportation and Inland Gas Company with those of Columbia Natural Resources.
(b)  Includes future development and abandonment costs.
(c)  Includes some company supplied estimates.  See discussion.